Exhibit 10.2

SAFE-T GROUP LTD.

GLOBAL EQUITY PLAN

1.	Purpose

The purposes of this Plan are to enable the Company to link the compensation and benefits of individuals and entities providing services to the Company and/or its Affiliates with the success of the Company and with long-term shareholder value.

2.	Definitions

2.1	Defined Terms

Initially capitalized terms, as used in this Plan, shall have the meaning ascribed thereto as set forth below:

“Administrator”	means the Board of Directors of the Company, or a committee, to which the Board of Directors shall have delegated power to act on its behalf with respect to the Plan. Subject to the Articles of Association of the Company, as may be amended from time to time, the Administrator, if it is a committee, shall consist of such number of members (but not less than two (2)) as may be determined by the Board.
“Affiliate(s)”	Corporate entities who are currently or in the future related to the Company by way of common ownership or control, as such term is defined in section 32(9) of the Tax Ordinance, either directly or indirectly, either partially or entirely, including but not limited to any “employing company” and “employer” as defined in Section 102(a) of the Ordinance.
“Allocate” or “Allocated”	with respect to Options and Shares, means the allocation of Options and/or Shares, as the case may be, by the Company to the Participant, or to the Trustee on behalf of a Participant (as the case may be).
“Cause”

means, when used in connection with the termination of a Participant’s employment with, or service to the Company or an Affiliate, and forming the basis of such termination: (a) the definition ascribed to Cause in the individual employment agreement or services agreement between the Company and/or its Affiliate and the Participant, (b) if no such definition exists, then any one of the following, including, but not limited to: dishonesty toward the Company or Affiliate, insubordination, substantial malfeasance or nonfeasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or Affiliate; or, any substantial breach by the Participant of (i) his or her employment or service agreement or (ii) any other obligations toward Company or Affiliate.

For the avoidance of doubt it is clarified that the determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Board and shall be final and binding on the Participant.

“Change of Control”

Means the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or a sale or other disposition of Ordinary Shares of the Company, following which the owners of over 50% of the issued share capital of the Company no longer own shares in the Company.

“Commencement Date”	means the date of commencement of the vesting schedule with respect to a Grant of Options and Grant of Shares, as the case may be, which, unless otherwise determined by the Administrator, shall be the date on which such Grant of Options or Grant of Shares, as applicable, shall be Allocated.
“Company”	means Safe-T Group Ltd., a company incorporated under the laws of the State of Israel.
“Consultant”	Shall mean any person or entity, except an Employee, engaged by the Company or an Affiliate, in order to render services to such company, including any individual engaged by an entity providing services to the Company or an Affiliate as aforementioned, and is not entitled to receive Options under Section 102,.
“Controlling Shareholder”	A controlling shareholder of the Company as defined in section 32(9) of the Tax Ordinance, as amended from time to time.
“Disability”	means total and permanent physical or mental impairment or sickness of a Participant, making it impossible for the Participant to continue such Participant’s employment with or service to the Company or Affiliate.
“Exercise Price”	Shall mean the consideration required to be paid by a Participant in order to exercise one Option.
“Fair Market Value”

Shall mean, as of any date, the value of an ordinary share of the Company determined as follows:

(i) If the ordinary shares are listed on any recognized Stock Exchange, the Fair Market Value shall be the closing sales price for such ordinary shares (or the closing bid, if no sales were reported), as quoted on such Stock Exchange for the last market trading day prior to the time of determination;

(ii) In the absence of any of the above, the Fair Market Value thereof shall be as determined in good faith by the Board of Directors of the Company.

For the avoidance of doubt, and where applicable, the above definition of Fair Market Value shall not apply for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance;

“Foreign Employee”	Shall mean an employee of a non Israeli resident Affiliate or an employee of the Company who is not an Israeli tax resident.
“Grant Letter”	means a letter from the Company to a Participant in which the Participant is notified of the decision to Grant to the Participant Options or Shares according to the terms of the Plan. The Grant Letter shall specify inter alia (i) the Tax Provision under which the Option is Granted; (ii) the Tax Track that the Company chose according to Section 11 of the Plan (if applicable); (iii) the Exercise Price; and (iv) the number of Options or Shares Granted to the Participant.
“Grant of Options” or “Granted Options”	with respect to Options, means the grant of Options by the Company to a Participant pursuant to a Grant Letter.
“Grant of Shares” or “Granted Shares”	With respect to Shares, means the grant of restricted Shares, subject to a vesting schedule, by the Company to a Participant pursuant to a Grant Letter.
“Holding Period”	means with regard to Options or Shares Granted under Section 102, the minimum period in which the Options or Shares granted to a Participant or, upon exercise or vesting thereof the Underlying Shares, are to be held by the Trustee on behalf of the Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company selects subject to the provisions of Section 102(g) of the Tax Ordinance.
“IPO”	means the initial public offering of shares of the Company and the listing of such shares for trading on any recognized stock exchange or over-the-counter or computerized securities trading system.
“Israeli Participant”	means, an Israeli resident who is an employee, officer or director of the Company or any Israeli resident Affiliate (provided that such person is not a Controlling Shareholder in the Company as such term is defined in the Tax Ordinance), on behalf of whom an Option is Granted pursuant to Section 102.
“Law”	means the laws of the State of Israel as are in effect from time to time.
“Merger Transaction” or “Merger”

means any of the following: (i) a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries;; or (ii) a sale (including an exchange) of all or substantially all of the shares capital of the Company whether by a single transaction or a series of related transactions which occur either over a period of 12 months or within the scope of the same acquisition agreement including a purchase by a current shareholder of the Company (whether directly or indirectly) of all of the share capital of the Company not owned by such shareholder immediately prior to the acquisition,; or (iii) a merger, consolidation or like transaction of the Company with or into another corporation including a reverse triangular merger.

“Notice of Exercise”	shall have the meaning set forth in Section 7.4 below.
“Option”	means an option to purchase one Share of the Company.
“Non-Qualified Israeli Participant”	means an Israeli resident who is not an Israeli Participant including any Israeli resident Consultant.
“Participant”	means an Israeli Participant, or a Non-Qualified Israeli Participant, or a Foreign Employee or a Consultant.
“Plan” or “Option Plan”	means this Share Option Plan, as may be amended from time to time.
“Purchase Price”	means, the price determined by the Administrator in accordance with Section 7.1 below which is to be paid to the Company in order to Grant Shares.
“Retirement”	means the termination of a Participant’s employment as a result of his or her reaching the earlier of (i) the age of retirement as defined by Law; or (ii) the age of retirement specified in the Participant’s employment agreement.
“Section 102”	means Section 102 of the Tax Ordinance.
“Section 102 Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003.
“Section 3(i)” or “Section 3(i) Rules”	means section 3(i) of the Israeli Tax Ordinance and the applicable rules thereto or under applicable regulations.
“Share(s)”	means an ordinary share of the Company, having a par value of NIS 0.001.
“Spin-off Transaction”

Any transaction in which assets of the Company are transferred or sold to a company or corporate entity in which the shareholders of the Company hold the same respective ownership stakes they are then holding in the Company [i.e. – transfer of assets to a ’sister company’ of the Company];

“Tax Ordinance”	means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.
“Tax Track”	means one of the three tax tracks described under Section 102, specifically: (1) the “Capital Gains Track Through a Trustee”; (2) “Income Tax Track Through a Trustee”; or (3) the “Income Tax Track Without a Trustee”; each as defined in Sections 11.1-11.2 of this Plan, respectively.
“Tax Provision”	means, with respect to the Grant of Options or Grant of Shares, the provisions of one of the three Tax Tracks in Section 102, or the provisions of 3(i).
“Term of the Options”	means, with respect to Granted but unexercised Options, the time period set forth in Section 9 below.
“Trustee”	means a Trustee appointed by the Company in accordance with Section 102 to hold in trust, Granted Options and the Underlying Shares and/or the Granted Shares, as the case may be, on behalf of Participants.
“Underlying Shares”	means Shares issued or to be issued upon exercise of Granted Options all in accordance with the Plan.

2.2	General

Without derogating from the meanings ascribed to the capitalized terms above, all singular references in this Plan shall include the plural and vice versa, and reference to one gender shall include the other, unless otherwise required by the context.

3.	Shares Available for Options

The total number of Underlying Shares reserved for issuance under the Plan and any modification thereof, shall be determined from time to time by the Board of Directors of the Company (subject to the receipt of any approval required under Law). Such number of Shares shall be subject to adjustment as required for the implementation of the provisions of the Plan, in accordance with Section 4 below.

In the event that Options Allocated under the Plan expire or forfeited or otherwise terminate in accordance with the provisions of the Plan, such expired or terminated or repurchased Options shall become available for future Grants and Allocations under the Plan.

4.	Adjustments

4.1	Change in Capitalization. Subject to any required action by the shareholders of the Company, the number of Underlying Shares covered by each outstanding Grant of Option or Grant of Shares, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options or Shares have yet been granted or which have been returned to the Plan, and the Exercise Price or Purchase Price, shall be proportionately and equitably adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, combination, reclassification, the payment of a stock dividend on the Shares or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company without changing the aggregate Exercise Price or Purchase Price, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option Grant or Share Grant.

Specific adjustment mechanisms shall include but not be limited to:

Upon the distribution of a stock dividend: the number of shares underlying each Grant of Option and Grant of Shares shall be increased in accordance with the number of shares issued to the holder of one Ordinary Share.

Upon a split of an Ordinary Share into two of more shares, the number of shares underlying each Grant of Option and Grant of Shares shall be increased in accordance with the number of shares issued to the holder of one Ordinary Share.

Upon a consolidation of two or more Ordinary Shares into one Ordinary Share, the number of Ordinary Shares underlying each Grant of Option and Grant of Shares shall be decreased according to the effected consolidation.

4.2	Merger Transaction

Unless otherwise determined by the Administrator and/or any other approval required under Law, in the event of a Merger Transaction, then: (i) any and all outstanding and unexercised unvested Options and un-vested Granted Shares will be cancelled or repurchased (as applicable) for no consideration or for the Purchase Price if paid; (ii) the vested Options shall be exchanged for the consideration received within the Merger Transaction by holders of Shares of the Company, subject to any payment or escrow arrangement, or any other arrangement determined within the scope of the Merger Transaction in relation to the Shares of the Company; and (iii) Granted Shares and/or Underlying Shares issued upon exercise of the Options shall be sold by or on behalf of the Participant in accordance with the terms of the Merger Transaction and the holder of such Shares shall sign any and all documents required in order to give effect to such treatment. In addition, the Administrator in its sole discretion (subject to the receipt of any approval required under Law) may decide:

(A)	If and how the unvested Options and/or unvested Granted Shares, as the case may be, shall be exchanged, assumed, replaced, repurchased or accelerated;

(B)	If and how vested Options and Shares (including Options with respect to which the vesting period has been accelerated) shall be exercised, exchanged, assumed, replaced and/or sold by the Trustee or the Company (as the case may be) on the behalf of Participants, including determining that all un-exercised vested Options shall be cancelled for no consideration upon a Merger Transaction;

(C)	How Granted Shares and/or Underlying Shares issued upon exercise of the Options and held by the Trustee on behalf of Participants shall be replaced by the Trustee on behalf of the Participant; and

(D)	How any treatment of Options and Granted Shares may be made subject to any payment or escrow arrangement, or any other arrangement determined within the scope of the Merger Transaction in relation to the Shares of the Company.

In the case of assumption and/or substitution of Options and Granted Shares, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Grant Letter shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which determination shall be at its sole discretion and final. The grant of any substitutes for the Options and/or Granted Shares to Participants further to a Merger Transaction, as provided in this section, shall be considered to be in full compliance with the terms of this Plan. The value of the exchanged Options and/or Granted Shares pursuant to this section shall be determined in good faith solely by the Board, based on the Fair Market Value, and its decision shall be final and binding on all the Participants.

Without derogating from the above, in the event of a Merger Transaction the Board shall be entitled, at its sole discretion (subject to the receipt of any approval required under Law), to (i) determinate a blackout period in connection with the exercise of any Options; and (ii) require the Participants to exercise all vested Options within a set time period and sell all of their Underlying Shares on the same terms and conditions as applicable to the other shareholders selling their Company’s Shares as part of the Merger Transaction. Each Participant acknowledges and agrees that the Board shall be entitled, subject to any applicable law, to authorize any one of its members to sign share transfer deeds in customary form in respect of the Underlying Shares held by such Participant and that such share transfer deed shall bind the Participant.

Despite the aforementioned and for the avoidance of any doubt, if and when the method of treatment of Options or Granted Shares within the scope of a Merger Transaction, as provided above, will in the sole opinion of the Board prevent the consummation of the Merger Transaction, or materially risk the consummation of the Merger Transaction, the Board (subject to the receipt of any approval required under Law) may determine different treatment for different Options and/or Granted Shares held by Participants such that not all Options and/or Granted Shares will be treated equally within the scope of the Merger Transaction.

In the event that the Options and/or Granted Shares shall be cancelled or repurchased upon the consummation of a Merger Transaction, the Company shall provide notice to such Participants in same manner as provided regarding the Merger Transaction to any other shareholders of the Company not represented in the Board. Such notice shall be sent to the last known address of the Participants according to the records of the Company. The Company shall not be under any obligation to ensure that such notice was actually received by the Participants.

Fraction of Shares - In any event that the Company will be required to issue to a Participant fraction of Shares pursuant to this Section 4, the Company will not issue fraction of Shares and the number of Shares shall be rounded down to the closest number of Shares.

For the purposes of this section, the Company’s calculation will be final, and the Participant shall have no claims or demands against the Company or anyone on its behalf.

4.3	Adjustment Due to a Structural Change. In the event of a Structural Change, the Shares underlying the Option Grant of Share Grant subject to the Plan shall be exchanged or converted into shares of the Company or Successor Company in accordance with the exchange effectuated in relation to the ordinary shares of the Company, and the Exercise Price and Purchase Price and quantity of shares underlying the Option Grant or Share Grant shall be adjusted in accordance with the terms of the Structural Change. The adjustments required shall be determined in good faith solely by the Administrator and shall be subject to the receipt of any approval required, including any tax ruling, if necessary.

4.4 Adjustment Due to a Spin-Off Transaction. In the event of a Spin-Off Transaction, the Administrator may determine that the holders of Option Grants of Share Grants shall be entitled to receive equity in the new company formed as a result of the Spin-Off Transaction, in accordance with equity granted to the ordinary shareholders of the Company within the Spin-Off Transaction, taking into account the terms of the Options and Shares, including the vesting schedule and Exercise Price or Purchase Price. The determination regarding the Participant’s entitlement within the scope of a Spin-Off Transaction shall be in the sole and absolute discretion of the Administrator.

4.5 Adjustment Due to a Change of Control: In the event of a Change of Control the Board shall be entitled, subject to the receipt of any approval required under Law, to apply any of the alternatives included in section 4.2 above as they deem appropriate in their sole and absolute discretion.

5.	Administration of the Plan

5.1	Power

Subject to the Law, the Articles of Association of the Company, and any resolution to the contrary by the Company’s Board of Directors, the Administrator is authorized, in its sole and absolute discretion, to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan (subject to the approval of the Board of Directors if such approval is required by Law) including, without limitation;

(A)	to determine:

(i)	the Participants in the Plan, the number of Options and/or Shares to be Granted for each Participant’s benefit and the Exercise Price or Purchase Price;

(ii)	the time or times at which Options and/or Shares shall be Granted;

(iii)	whether, to what extent, and under what circumstances an Option and/or Granted Share may be settled, canceled, forfeited, exchanged, or surrendered;

(iv)	any terms and conditions in addition to those specified in the Plan under which an Option and/or a Share may be Granted;

(v)	any measures, and to take actions, as deemed necessary or advisable for the administration and implementation of the Plan; and

(vi)	the Exercise Price for any Allocated Option or the Purchase Price for any Allocated Shares;

(vii)	determine any other matter which is necessary or desirable for, or incidental to administration of this Plan;

(viii)	to grant Options to participants who are foreign nationals or employed outside Israel, on such terms and conditions different from those specified in the Plan, as may, in the discretion of the Administrator, be necessary or desirable to further the purpose of the Plan.

(B)	to interpret the provisions of the Plan and to take all actions resulting therefrom.

(C)	to amend any of the terms of the Plan;

5.2	Limitations

Notwithstanding the provisions of Section 5.1 above, no interpretations, determinations or actions of the Administrator shall contradict the provisions of applicable Law, and no waiver or amendment with respect to the Plan shall have a material adverse affect on any Participant’s rights in connection with any Granted Options and/or Granted Shares under the Plan without receiving the consent of such Participant.

Any decisions made pursuant to this Plan and any use of discretion under the Plan shall be at all times subject to the full and complete compliance with the requirements of the Law and the Articles of Association of the Company and any other regulations which may apply to the Company or the Board (including any “compensation policy” adopted by the Company) when taking action under the Plan.

5.3	Eligibility for Options.

(A)	The Administrator may grant Options and Granted Shares under this Plan to any employee, officer, director, or Consultant of the Company and its Affiliates.

(B)	Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or has employees or other individuals eligible for Options or Granted Shares, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which individuals, if any, outside Israel are eligible to participate in the Plan; (ii) modify the terms and conditions of any Option or Granted Share granted to individuals outside Israel to comply with applicable foreign laws; (iii) establish addendums and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such addendums and/or modifications shall be attached to the Plan as appendices); and (iv) take any action, before or after an Option or Granted Shares is granted, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals.

6.	Grant and Allocation of Options and/or Shares

6.1	Conditions for Allocation and grant of Options and/or shares

Options and/or Shares may be Allocated and/or Granted (as the case may be) at any time after:

(A)	the Plan, the Allocation and the Grant, has been approved by the necessary corporate bodies of the Company; and

(B)	30 days after a request for approval of the Plan has been submitted for approval to the Israeli Income Tax Authorities pursuant to the requirements of the Tax Ordinance; and

(C)	all other approvals, consents or requirements necessary by Law have been received or met.

6.2	Date of grant. The date on which Options shall be deemed granted under the Plan shall be the date on which the Company’s Board approved the grant unless additional approvals are required in order to effect the grant, in which case, unless otherwise determined by the Board the date of grant shall be the date on which the last approval was received (“Date of Grant”).

6.3	Grant Letters. Any grant of Options or Shares to a Participant shall be made in a form of a Grant Letter and shall include a copy of the Plan. The receipt by a Participant of such Grant Letter shall be deemed a consent by such Participant that the Option or Share Grant is subject to all the terms and conditions of the Grant Letter and the Plan.

6.4	Material Breach. In an event of a material breach by a Participant of the terms of the Plan or the Grant Letter provided to him or her, or the applicable engagement agreement with such Participant, and without derogating any of the remedies available to the Company under any applicable law, the Company may, at its sole discretion, after sending a written notice to such Participant, forfeit the right of the Participant to some or all the Options or Shares Granted to such Participant.

7.	Exercise of Options and Sale of Shares

7.1	Exercise Price; Purchase Price

The Purchase Price for Granted Share, and the Exercise Price per Underlying Share deliverable upon the exercise of an Option, shall be determined by the Administrator. The Purchase Price and the Exercise Price shall be set forth in the Grant Letter.

7.2	Vesting Schedule

Unless otherwise determined by the Administrator, all Options and Granted Shares that are granted on a certain date shall, subject to continued employment with or service to the Company or Affiliate by the Participant, become (i) vested and exercisable, with respect to Options; and (ii) free from vesting restrictions, with respect to Granted Shares, in accordance with the following vesting schedule:

(A)	25% of the Options and/or Granted Shares, as the case may be, shall vest on the first anniversary of the applicable vesting schedule commencement date, as determined by the Administrator (the “First Anniversary”).

(B)	Additional 6.25% of the Options and/or Granted Shares, as the case may be, shall vest on each subsequent quarter following the First Anniversary over a period of 3 years.

(C)	In accordance with the above, subject to continued employment with or service to the Company or Affiliate by the Participant, all Options and or Granted Shares, as the case may be, shall become fully vested by the fourth anniversary of the such applicable vesting schedule commencement date.

7.3	Minimum Exercise

No exercise of Options by any Participant shall be for a quantity of less than 10% of the Granted Options or such other minimum sum determined by the Administrator. An Option may not be exercised for fractional shares. The exercise of a portion of the Options Granted shall not cause the expiration, termination or cancellation of the remaining unexercised Options held by the Trustee on behalf of the Participant.

7.4	Manner of Exercise

An Option may be exercised by and upon the fulfillment of the following:

(A)	Notice of Exercise

The signing by the Participant, and delivery to both the Company (at its principal office) and the Trustee (if the Options are held by a Trustee), of an exercise notice form as prescribed by the Administrator, including but not limited to: (i) the identity of the Participant, (ii) the number of Options to be exercised, and (iii) the Exercise Price to be paid (the “Notice of Exercise”).

(B)	Exercise Price

The payment by the Participant to the Company, in such manner as shall be determined by the Administrator, of the Exercise Price with respect to all the Options exercised, as set forth in the Notice of Exercise.

(C)	Allocation of Shares

Upon the delivery of a duly signed Notice of Exercise and the payment to the Company of the Exercise Price (and any applicable tax) with respect to all the Options specified therein, and subject to the receipt of all required approvals including the approvals of any Stock Exchange, the Company shall issue the Underlying Shares to the Trustee (according to the applicable Holding Period) or to the Participant, as the case may be.

(D)	Expenses

All costs and expenses including broker fees and bank commissions, derived from the exercise of Options or Underlying Shares, shall be borne solely on the Participant.

Following the IPO of the Company, the Administrator may determine alternative exercise arrangements which shall be notified to the Participants including a broker facilitated cashless exercise

7.5	Vested Shares

As soon as administratively practicable following the applicable vesting date of any Granted Shares, and subject to the receipt of all required approvals including the approvals of any Stock Exchange, the Company shall register the Trustee, or the Participant on the Company’s share register and if applicable shall provide them with a certificate or certificates for the applicable vested Granted Shares free from any vesting restrictions. Notwithstanding the above the Company shall not deliver vested Granted Shares to a Participant unless the latter, prior to, or concurrently with, such release, provides the Company and the Trustee with evidence, satisfactory in form and substance to the Company and the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid

7.6	Forfeiture

At the time of the Participant’s Termination of Employment for any reason, all unvested Granted Shares shall be forfeited as of the date of termination unless otherwise determined by the Administrator in its sole discretion. In the event of any such forfeiture, all such forfeited Shares shall become the property of the Company and any certificate or certificates representing such Shares shall be returned immediately to the Company at no cost, all in accordance with the Law, and subject to compliance with any process required in order to give affect to such forfeiture.

7.7	Exercise Restrictions

Notwithstanding anything to the contrary herein, in the event the Participant initiates any legal proceedings to be maintained or instituted against the Company or its respective past, present and future officers, directors, employees, consultants, holders of equity securities, Affiliates, successors and assigns (the “Representatives”) or participates in any manner in any legal proceedings against the Company or its respective Representatives at any time, the Participant’s right to exercise any unexercised Options granted to such Participant, whether vested or not on such date, shall cease as of such date and the Options shall thereupon expire.

8.	Waiver of Option Rights

At any time prior to the expiration of any Granted (but unexercised) Option, a Participant may waive his rights to such Option by a written notice to the Company’s principal office. Such notice shall specify the number of Options Granted, which the Participant waives, and shall be signed by the Participant.

Upon receipt by the Company of a notice of waiver of such rights, such Options shall expire and shall become available for future Grants and Allocations under the Plan.

9.	Term of the Options

Unless earlier terminated pursuant to the provisions of this Plan, all granted but unexercised Options shall expire and cease to be exercisable at 5:00 p.m. Israel time on the 10th anniversary of the Commencement Date of such Options.

10.	Termination of Employment

10.1	Termination of Employment

If a Participant ceases to be an employee, director, officer or Consultant of the Company or Affiliate for any reason (“Termination of Employment”) other than death, Retirement, Disability or Cause, then (A) any vested but unexercised Options on the date of Termination of Employment (as shall be determined by the Company or Affiliate, in its sole discretion), Allocated on the Participant’s behalf (“Exercisable Options”) may be exercised, if not previously expired, not later than the earlier of (i) 90 days after the date of Termination of Employment; or (ii) the Term of the Options and (B) any rights upon vested Share shall be delivered to Participant but only to the extent that they were vested within the Termination of Employment date.

All other Granted Options or unvested Granted Shares for the benefit of Participant shall expire or be forfeited in accordance with the provisions of this Plan upon the date of Termination of Employment.

10.2	Termination for Cause

In the event of Termination of Employment of a Participant for Cause, then (A) the Participant’s right to exercise any unexercised Options, Granted to such Participant, whether vested or not on the date of Termination of Employment, shall cease as of such date of Termination of Employment, and the Options shall thereupon expire and (B) any unvested Granted Shares shall be forfeited in accordance with the provisions of this Plan on the day the Participant is notified of his dismissal or on such earlier date as the Administrator may determine.

If subsequent to the Participant’s Termination of Employment, but prior to the exercise of Options Granted to such Participant, the Administrator determines that either prior or subsequent to the Participant’s Termination of Employment, the Participant engaged in conduct which would constitute Cause, then the Participant’s right to exercise the Options Granted to such Participant shall immediately cease upon such determination and the Options shall thereupon expire.

The determination by the Administrator as to the occurrence of Cause shall be final and conclusive for all purposes of this Plan.

10.3	Termination by Reason of Death, Retirement, or Disability

(A) Death. If Termination of Employment is by reason of death of the Participant, than (A) his/her estate, personal representative or beneficiaries, may exercise the Participant’s Options, to the extent it was vested within the 60th day after the Participant’s death, at any time but not later than the first to occur of: (i) one (1) year following Participant’s death; or (ii) the end of the Term of the Options and (B) any rights upon vested Shares shall be delivered to Participant’s estate, personal representative or beneficiaries but only to the extent it was vested within the 60th day after employment terminates.

All other Granted Options or Shares for the benefit of a Participant and which have not vested within 60 days after the date of Death, shall expire or be forfeited in accordance with the provisions of this Plan upon the date of Death.

(B) Disability and Retirement. If Termination of Employment is by reason of Retirement or Disability of the Participant, the Participant than (A) may exercise any portion of the Options which have vested within 90 days after the date of Retirement or Disability, at any time but not later than the first to occur of: (i) one (1) year after the date of Retirement or Disability, as the case may be; or (ii) the end of the Term of the Options and (B) shall be entitled to any rights upon vested Shares to be delivered to Participant’s estate, personal representative or beneficiaries but only to the extent it was vested within the 60th day after employment terminates.

All other Granted Options or Shares for the benefit of a Participant and which have not vested within 60 days after the date of Disability or Retirement, as the case may be, shall expire or be forfeited in accordance with the provisions of this Plan upon the date of Retirement or Disability, as applicable.

10.4	Exceptions

In special circumstances, pertaining to the Termination of Employment of a certain Participant, the Administrator may in its discretion subject to the receipt of any approval required under Law decide to extend any of the periods stated above in Sections 10.1-10.3.

10.5	Transfer of Employment or Service

A Participant’s right to Options or Shares that were Granted to him or her under this Plan, shall not be terminated or expire or forfeited solely as a result of the fact that the Participant’s employment or service as an employee, officer or director changes from the Company to an Affiliate or vice versa or if the status of engagement changes. Any and all tax consequence of such a transfer or change, if any, shall be solely borne by the Participant.

11.	Options and Tax Provisions

All Options and/or Shares granted to Israeli Participants or Non-Qualified Israeli Participants under this Plan shall be Granted in accordance with one of the Tax Provisions as follows:

●	The Company may Grant Options and/or Shares to Israeli Participants in accordance with the provisions of Section 102 and the Rules.

●	The Company may Grant Options to Non-Qualified Israeli Participants in accordance with the provisions of Section 3(i).

11.1	Tax Provision Selection

The Company shall elect under which Tax Provision each Option and/or Share is Granted in accordance with any applicable Law and its sole discretion – i.e. the Company shall elect if to Grant Options and/or Shares to Participants under one of the three Section 102 Tax Tracks (subject to section 102(g) of the Tax Ordinance), or with respect to Options under the provisions of Section 3(i). The Company shall notify each Participant in the Grant Letter, under which Tax Provision the Options and/or Shares are Granted and under which Section 102 Tax Track, each Option is Granted.

11.2	Section 102 Trustee Tax Tracks

If the Company elects to Grant Options and/or Shares to Israeli Participants through (i) the Capital Gains Track Through a Trustee, or (ii) the Income Tax Track Through a Trustee, then, in accordance with the requirements of Section 102, the Company shall appoint a Trustee who will hold in trust on behalf of each Israeli Participant the Allocated Options and/or Shares and the Underlying Shares issued upon exercise or vesting of such Options and/or Shares in trust on behalf of each Israeli Participant.

The Holding Period for the Options and/or Shares will be as follows:

(A)	The Capital Gains Tax Track Through a Trustee – if the Company elects to Allocate the Options and/or Shares according to the provisions of this track, then the Holding Period will be: 24 months from the Date of Grant; or such period as may be determined in any amendment of Section 102.

(B)	Income Tax Track Through a Trustee – if the Company elects to Allocate Options and/or Shares according to the provisions of this track, then the Holding Period will be 12 months from the Date of Grant; or such period as may be determined in any amendment of Section 102.

Subject to Section 102 and the Rules, Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of the Granted Shares or Underlying Shares before the end of the applicable Holding Period. If a Participant sells or removes the Granted Shares or the Underlying Shares from the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Section 102 Rules.

In the event of a distribution of rights, including an issuance of bonus shares, in connection with Options and/or the Shares originally Allocated (the “Additional Rights”), all such Additional Rights shall be Allocated and/or issued to the Trustee for the benefit of Participants, and shall be held by the Trustee for the remainder of the Holding Period applicable to the Options and/or Granted Shares, as applicable, originally Allocated. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track.

11.3	Income Tax Track Without a Trustee

If the Company elects to Grant Options and/or Shares to Israeli Participants according to the provisions of this track, then the Options and/or Shares will not be subject to a Holding Period. However, upon exercise of Options or vesting of Granted Shares under this Tax Track, the Trustee shall hold such Granted Shares and/or Underlying Shares for the benefit of the Israeli Participant in accordance with the provisions of Section 15 of this Plan.

11.4	Concurrent Conditions

The Holding Period, if any, is in addition to the vesting period with respect to Options, and restriction period, with respect to Shares, as specified in Section 7.2 of the Plan (or in the Grant Letter). The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for Options Granted and Shares Granted.

11.5	Trust Agreement

The terms and conditions applicable to the trust relating to the Tax Track selected by the Company, as appropriate, shall be set forth in an agreement signed by the Company and the Trustee (the “Trust Agreement”).

12.	Term of Shares Held In Trust

No Shares issued by the Company to the Trustee, nor Underlying Shares issued upon exercise of Options, shall be held by the Trustee on behalf of the Participant for a period longer than ten (10) years after the end of the Term of the Options. The Administrator shall instruct the Trustee as to the transfer of these Shares.

13.	Rights as a Shareholder

13.1	General. Unless otherwise specified in the Plan, a Participant shall not have any rights as a shareholder with respect to Shares issued under this Plan, until such time as the Shares shall be registered in the name of the Participant in the Company’s register of shareholders.

13.2	Voting Rights. Until consummation of the Company’s IPO, Underlying Shares and Granted Shares issued to a Participant or to the Trustee for the benefit of a Participant, shall be voted by an irrevocable proxy assigned to the Company’s Chief Executive Officer or any other representative who shall be appointed by the Company’s Board of Directors as a representative (the “Representative”).

(A)	The Company’s Board of Directors may, at its discretion, replace the Representative from time to time.

(B)	Shares subject to proxy shall be voted by the Representative on any issue or resolution brought before the shareholders of the Company in the same proportion as the vote of the other outstanding Shares of the Company (i.e. if 80% of the other outstanding Shares of the Company will be voted in favor of certain resolution, and 20% will be voted against, the Shares subject to proxy will be voted in the same manner).

(C)	Each Participant, upon execution of the irrevocable proxy specified above, undertakes to hold the Representative harmless from any and all claims related or connected to said proxy.

(D)	The Representative shall be indemnified and held harmless by the Company against any cost or expense (including attorneys’ fees) reasonably incurred by the Representative, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Shares subject to proxy, unless arising out of the Representative’s own fraud or gross negligence, to the extent permitted by applicable law. In the event the Representative shall have indemnification by virtue of other functions or services he or she performs for the Company or Affiliate (whether by agreement, insurance policy or decision of the appropriate corporate body(ies) of the Company and/or Affiliate) , this indemnification shall be in addition to any such other indemnification.

13.3 Dividend. The Participants shall be entitled to receive any cash dividend paid to the shareholders of the Company with respect to Granted Shares and/or Underlying Shares issued to them under this Plan. Payments of such dividend to the Participants shall be subject to any required tax being withheld or otherwise deducted by the Trustee or the Company, as agreed between the Company and the Trustee.

14.	No Special Employment Rights

Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or Affiliate or to interfere in any way with the right of the Company or Affiliate, to terminate such employment or service or to increase or decrease the compensation of the Israeli Participant. The Options, Granted Shares and any Underlying Shares are extraordinary, one-time benefits granted to the Participants and are not and shall not be deemed a salary component for any purpose whatsoever, including, in connection with calculating severance compensation under any applicable law.

No Participant shall have any claim or demand with respect to any of the Options, except according to the specific terms of the Grant Letter provided to him or her by the Company.

15.	Restrictions on Sale of Options and Shares

15.1	Options. Options may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

15.2	Shares Unless otherwise determined by the Administrator, prior to the Company’s IPO, Underlying Shares and/or Granted Shares may not be sold assigned, transferred, pledged, hypothecated or otherwise disposed of, except as stated below in this Section 15. Any disposition of Underlying Shares and/or Granted Shares carried out by Participants before an IPO, without the Administrator’s prior written approval, shall be null and void.

15.3	Acceleration Provision. The Administrator, in its sole discretion, but subject to the receipt of any approvals required under Law, may decide to add a provision in certain Grant Letters, according to which in case of a Merger or IPO, all or some of the unvested Options or/and Shares, shall automatically accelerate.

15.4	Lock Up. Notwithstanding the Holding Period, if the Company engages in a financing transaction, or conducts a public offering, at the request of the investors in such transaction or underwriters, as the case may be, the Administrator may determine that the Granted Shares and the Underlying Shares issued pursuant to the exercise of Options may be subject to a lock-up period of up to180 days, or such longer period of time as may be recommended by the Company’s Board, during which time Participants shall not be allowed to sell Shares. As a condition for the grant of Options and issuance of Underlying Shares thereunder and Granted Shares under the Plan, each Participant shall execute such other documents and/or agreement as shall be determined by the Administrator in its sole discretion.

15.5	Organizational Documents. As a condition for the grant of Options and issuance of Underlying Shares thereunder and Granted Shares under the Plan, each Participant shall acknowledge the terms and provisions of the corporate documents of the Company, including organizational documents, as amended from time to time, and all other agreements among the shareholders of the Company which are applicable to the holders of ordinary shares and shall agree to be bound by their terms with respect to any restriction applicable to the ordinary shares of the Company (including without limitation, any right of first refusal, co-sale and bring along provisions, as applicable), provided however that in the event of a conflict between such documents and this Plan, the terms of the this Plan shall prevail.

16.	Tax Matters

In respect of grants to Israeli Participants, this Plan shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of Section 102 and any written approval from the Israeli Tax Authorities. All tax consequences under any applicable law (other than stamp duty) which may arise from the Grant or Allocation or vesting of Shares and/or Options, from the exercise of Options or from the holding or sale of Granted Shares and/or Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant, shall be borne solely on the Participant. The Participant shall indemnify the Company and/or Affiliate and /or the Trustee, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

If the Company elects to Allocate Options and/or Shares according to the provisions of the Income Tax Track Without a Trustee (Section 11.2 of this Plan), and if prior to the Exercise of any and/or all of these Options or sale of such Granted Shares, such Participant ceases to be an employee, director, or officer of the Company or Affiliate, the Participant shall deposit with the Company a guarantee or other security as required by law, in order to ensure the payment of applicable taxes upon the Exercise of such Options and/or sale of Granted Shares, as the case may be.

It is clarified that if any grants made under the trustee routes of Section 102 do not comply with the requirement of such tax route, the grant shall be considered subject to the non-trustee route under Section 102, or Section 3(i) or Section 2 of the Ordinance, as applicable. The Company provides no guarantee as to the tax classification of any grant approved under this Plan.

17.	Withholding Taxes

Whenever an amount with respect to withholding tax relating to Options and/or Shares Granted to a Participant and/or Underlying Shares issued upon the exercise thereof is due from the Participant and/or the Company and/or an Affiliate, the Company and/or an Affiliate and/or the Trustee shall have the right to demand from a Participant such amount sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Shares or any other non-cash assets are to be delivered pursuant to the exercise of an Option and the sale of Granted Shares, or transferred thereafter, the Company and/or an Affiliate and/or the Trustee shall have the right to require the Participant to remit to the Company and/or to the Affiliate, or to the Trustee an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto, and if such amount is not timely remitted, the Company and/or the Affiliate and/or the Trustee shall have the right to withhold or set-off (subject to Law) such Shares or any other non-cash assets pending payment by the Participant of such amounts.

Until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules, Granted Shares, Options and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Granted Shares, Options and/or Underlying Shares may be validly transferred in accordance with Section 19 below, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Participant were he or she to have survived.

18.	No Transfer of Options

The Trustee shall not transfer Options to any third party, including a Participant, except in accordance with instructions received from the Administrator.

19.	Transfer of Rights Upon Death

No transfer of any Granted Share or right to an Option or Underlying Share issued upon the exercise thereof by will or by the laws of descent shall be effective to bind the Company unless the Company shall have been furnished with the following signed and notarized documents:

(A)	A written request for such transfer and a copy of the legal documents creating and confirming the right of the person acting with respect to the Participant’s estate and of the transferee;

(B)	A written consent by the transferee to pay any amounts in connection with the Granted Shares, Options and Underlying Shares any payment due according to the provisions of the Plan and otherwise abide by all the terms of the Plan; and

(C)	any such other evidence as the Administrator may deem necessary to establish the right to the transfer of the Granted Share, Option or Underlying Share issued upon the exercise thereof and the validity of the transfer.

20.	No Right of Others to Options

Subject to the provisions of the Plan, no person other than the Participant shall have any right with respect to any of the rights granted to the Participants under the Plan.

21.	Expenses and Receipts

Except as specifically referred to in this Plan, the expenses incurred in connection with the administration and implementation of the Plan (including any applicable stamp duty) shall be borne by the Company, excluding any fees associated with the exercise of Options or the sale of any Shares which shall be borne solely by the Participants. Any proceeds received by the Company in connection with the Allocation of Shares or exercise of any Option may be used for general corporate purposes.

22.	Required Approvals

The Plan is subject to the receipt of all approvals required under the Tax Ordinance, and the Law.

23.	Applicable Law

This Plan and all documents delivered or executed by the Company or Affiliate in connection herewith shall be governed by, and construed and administered in accordance with the Law and Tax Ordinance.

24.	Treatment of Participants

There is no obligation for uniformity of treatment of Participants.

25.	No Conflicts

In the event of any conflict between the terms of the Plan and the Grant Letter, the Plan shall prevail, unless the Grant Letter stated specifically that the conflicting provision in the Grant Letter shall prevail.

26.	Participant Undertakings

By entering into this Plan, the Participant shall (1) agree and acknowledge that he or she have received and read the Plan and the Grant Letter; (2) undertake all the provisions set forth in: Section 3(i) or Section 102 as applicable (including provisions regarding the applicable Tax Track that the Company has selected), the Plan, the Grant Letter and the Trust Agreement (if applicable); and (3) if the Options are Granted under Section 102, the Israeli Participant shall undertake that subject to the provisions of Section 102 and the Rules, he or she shall not to sell or release the Shares or Underlying Shares from trust before the end of the Holding Period (if any).

* * *

Appendix A

Terms of grant of Options to United States employees

US SUB-PLAN TO THE

SAFE-T Global LTD. GROUP EQUITY PLAN

Established by resolution of the Board on July, 2016

1.	PURPOSE

The Board of Safe-T Group Ltd. (the “Company”) established the Safe-T Group Ltd. Global Equity Plan (the “Plan”). Through the Plan, the Company established a framework to aid the Company in attracting and retaining the best available individuals for positions of substantial responsibility, and to promote the success of the Company’s and Affiliate’s business by aligning the financial interests of individuals providing services to the Company and Affiliates with long-term shareholder value.

The Board determined that it was necessary and desirable to establish a sub-plan of the Plan for the purpose of granting Options to Eligible Persons who are residents of the United States or who are or may become subject to U.S. tax (i.e., income tax, social security and/or withholding tax (“U.S. Participants”)), which qualify as Incentive Stock Options (“ISOs”) or Non-Statutory Stock Options (“NSOs”) within the meaning of Section 422 of the Code, to cause all Options under the Plan to be exempt from or comply with Section 409A of the Code, to cause compensation to qualify for the exemption of “performance-based compensation” within the meaning of Section 162(m) of the Code, and to comply with certain other provisions and exemptions under U.S. law. The terms of the Plan, as amended from time to time, shall, subject to the provisions hereof, constitute the U.S. Sub-Plan of the Plan (the “U.S. Sub-Plan”). This U.S. Sub-Plan supplements, and shall be read in conjunction with the Plan, and is subject to the terms and conditions of the Plan; provided, that to the extent that the terms and conditions of the Plan differ from or conflict with, the terms or conditions of this U.S. Sub-Plan, the terms and conditions of this U.S. Sub-Plan shall prevail.

2.	INTERPRETATION

For the purposes of the U.S. Sub-Plan, the definitions set out in the Plan shall apply to the U.S. Sub-Plan as such definitions apply to the Plan and in addition the following terms shall have the following meanings (unless the context requires otherwise):

2.1	“Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Option upon a Participant’s death, provided that, if and to the extent authorized by the Board, a Participant may be permitted to designate a Beneficiary by separate written designation hereunder, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written beneficiary designation filed with the Board to receive the benefits specified under the Participant’s Option upon such Participant’s death. Unless otherwise determined by the Board, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

2.2	“Code” means the United States Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation, and regulations thereto.

2.3	“Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 5 of this Sub Plan.

2.4	“Director” means a member of the Board, Board of Managers, manager or comparable governing body of the Company or any subsidiary or Affiliate.

2.5	“Eligible Person” has the meaning specified in Section 3.1.1;

2.6	“employee” has the meaning specified in Section 3.1.1.

2.7	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.8	“Incentive Stock Option” means an Option intended to be (as set forth in the Option Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

2.9	“Non-Statutory Stock Option” means an Option not intended to be (as set forth in the Option Agreement) or which does not qualify as an Incentive Stock Option.

2.10	“Qualified Member” means a member of the Board who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act and an “outside director” within the meaning of Treasury Regulation § 1.162-27 under Code Section 162(m).

2.11	“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the U.S. Securities and Exchange Commission under Section 16 of the Exchange Act.

2.12	“Ten Percent Stockholder” means a person who, at the time an Option is granted to such person, owns shares possessing more than ten percent (10%) of the total combined voting power (as defined under applicable U.S. law) of all classes of shares of the Company within the meaning of Section 422(b)(6) of the Code.

3.	TERMS

3.1	Eligibility and Certain Option Limitations.

3.1.1	Eligibility. Options may be granted under the U.S. Sub-Plan only to Eligible Persons. For purposes of the U.S. Sub-Plan, an “Eligible Person” means (i) an employee of the Company or any subsidiary or Affiliate, which term shall include any common-law employee as well as any person whom the Company or a subsidiary or Affiliate classifies as an employee (including any officer who is an employee) for employment tax purposes (whether or not such classification is correct), and any person who has been offered employment by the Company or a subsidiary or Affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Option until such person has commenced employment with the Company or a subsidiary or Affiliate (each, an “employee”), (ii) a non-employee executive officer or non-employee director of the Company or a subsidiary or affiliate, or (iii) a consultant, advisor or other independent contractor of the Company or any subsidiary or affiliate. Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code may be granted only to an Eligible Person who is an employee (as determined under the statutory option rules of Section 421 et seq. of the Code) of the Company or of a “parent corporation” or “subsidiary corporation” (as those terms are defined in Section 424 of the Code) with respect to the Company. A person shall not cease to be an employee in the case of (i) any military, sick leave or other bona fide leave of absence approved by the Company or (ii) transfers between locations of the Company or between or among the Company, and its Subsidiaries, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If the period of leave exceeds ninety (90) days and reemployment upon expiration of such leave is not so guaranteed, any Incentive Stock Option held by the grantee shall cease to be treated as an Incentive Stock Option on the 180th day following the first day of such leave and shall thereafter be treated for tax purposes as a Non-Statutory Stock Option. Neither service as a director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company for purposes of the U.S. Plan.

3.2	Incentive Stock Options.

The following provisions shall control any grants of Options that are denominated as Incentive Stock Options. Non-Statutory Stock Options shall be governed by the terms of the Plan to the extent not otherwise provided for in this U.S. Sub-Plan.

3.2.1	Grants of Incentive Stock Options. The Board may grant Incentive Stock Options only to employees (including officers who are employees) of the Company or an affiliate that is a “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code. Each Option that is intended to be an Incentive Stock Option must be designated in the Option Agreement as an Incentive Stock Option, provided that any Option designated as an Incentive Stock Option will be a Non-Statutory Stock Option to the extent the Option fails to meet the requirements of Code Section 422. In the case of an Incentive Stock Option, the Board shall determine the acceptable methods of payment on the date of grant and it shall be included in the applicable Option Agreement.

3.2.2	Maximum ISO Limit. The maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 10M Shares (the “ISO Share Limit”) (subject to adjustment as provided in section 4 of the Plan), and shall be determined to the extent required under the Code, by reducing the number of Shares designated under section 3 of the Plan by the number of Shares issued pursuant to Options, provided that any Shares that are subject to Options issued under the Plan and forfeited back to the Plan before an issuance of Shares shall be available for issuance pursuant to future ISO Options. The maximum aggregate number of Shares that may be issued under the Plan pursuant to all Options other than Incentive Stock Options shall not be limited and shall be in accordance with section 3 of the Plan.

3.2.3	Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an employee.

3.2.4	Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all Shares plans of the Company, including the Plan) become exercisable by a Participant for the first time during any calendar year for Shares having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as Non-Statutory Stock Options. For purposes of this Section 3.2.4, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of Shares shall be determined as of the time the option with respect to such Shares is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Non-Statutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, Shares issued pursuant to each such portion shall be separately identified.

3.2.5	Post-Termination Exercise. An Incentive Stock Option shall remain exercisable following Termination of an employee, to the extent the employee was entitled to exercise such Option at the date of Termination, only until the expiration of (A) three months after the Termination of the employee for any reason, including any change in a Participant’s engagement status between employee and a consultant, but other than his or her death or disability (within the meaning of Code Section 22(e)(3)), and (B) one year after the Termination of the employee on account of his or her death or disability (as defined above). In the case of the death of the Participant, the Option may be exercised by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance. If such disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option, such Incentive Stock Option shall automatically cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option on the day three months and one day following such Termination.

3.2.6	Modification. If an Incentive Stock Option is modified, extended or renewed (within the meaning of Code Section 424(h)), such Option will thereupon cease to be treated as an Incentive Stock Option.

3.2.7	Exercise Price. The exercise price per share for an Option shall be determined by the Board; provided that such exercise price shall be not less than the Fair Market Value of a Share on the effective date of grant of the Option. No Incentive Share Option granted to a Ten Percent Shareholder shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a Share on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Non-Statutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

3.2.8	Term of Options. (a) The Board shall determine the term of each Option, provided that in no event shall any Option be exercisable after the expiration of ten (10) years after the effective date of grant of such Option and (b) no Incentive Stock Option granted to a Ten Percent Shareholder shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Board in the Option Agreement, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

3.2.9	Termination of Employment. If, on the date of Termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan and the U.S. Plan. If, after Termination, the entire vested portion of his or her Option shall not be exercised within the applicable time period, the Option shall terminate and the Shares covered by the unexercised vested portion of such Option shall also revert to the Plan and the U.S. Plan.

3.2.10	Limits on Transferability; Beneficiaries. No Option or other right or interest of a Participant under this U.S. Sub-Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or Affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Options or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

4.	ADMINISTRATION OF U.S. SUB-PLAN

4.1	Manner of Exercise of Board Authority. At any time that a member of the Board is not a Qualified Member, any action of the Board relating to an Option intended by the Board to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations there under or intended to be covered by an exemption under Rule 16b-3 under the Exchange Act may be taken by a committee or subcommittee, designated as the “U.S. Sub-Committee,” composed solely of two or more Qualified Members or may be taken by the Board or the U.S. Sub-Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Board or U.S. Sub-Committee remains composed of two or more Qualified Members. Such action, authorized by the U.S. Sub-Committee or by the Board upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Board for purposes of the Plan. The express grant of any specific power to the Board, and the taking of any action by the Board, shall not be construed as limiting any power or authority of the Board. To the fullest extent authorized under applicable law, the Board may delegate to officers or managers of the Company or any subsidiary or Affiliate, or committees thereof, the authority, subject to such terms as the Board shall determine, to perform such functions, including administrative functions, as the Board may determine, to the extent that such delegation will not cause Options intended to qualify as “performance-based compensation” under Code Section 162(m) or intended to qualify for an exemption under Rule 16b-3 under the Exchange Act to fail to so qualify.

4.2	Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Board shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt under Rule 16b-3 (or satisfies another exemption under Section 16(b)), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions with respect to shares delivered under the Plan.

4.3	Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Board, postpone the issuance or delivery of Shares until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation or listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, as the Board may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of in compliance with applicable laws, rules, and regulations or listing requirements.

5.	TAX PROVISIONS

5.1	Section 409A Compliance. The Company intends that Options granted pursuant to the Plan to U.S. Participants be exempt from or comply with Section 409A of the Code (including any amendments or replacements of such section), and the Plan shall be so construed. Notwithstanding other provisions of this U.S. Sub-Plan or any Option Agreements hereunder, unless otherwise determined by the Board in its sole and absolute discretion, no Option shall be granted, deferred, accelerated, extended, paid out or modified under this U.S. Sub-Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Board that, as a result of Section 409A of the Code, payments in respect of any Option under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Option Agreement, as the case may be, without causing the Participant holding such Option to be subject to taxation under Section 409A of the Code, including as a result of the fact that the Participant is a “specified employee” under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. The Company shall use commercially reasonable efforts to implement the provisions of this Section 5.1 in good faith; provided that neither the Company, the Board nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 5.1. Without limiting the foregoing, unless otherwise determined by the Board in its sole and absolute discretion, the terms of Section 4 of the Plan as they relate to U.S. Participants shall be subject to the requirements and limitations of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that following such effective date the Board determines that any Option may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after such effective date), the Board may adopt such amendments to the Plan and the applicable Option Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

5.2	Compliance with Code Section 162(m). The terms of the Plan and Section 3 of this U.S. Sub-Plan, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Board cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Board as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Option document relating to a performance Option that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Board or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Option upon attainment of the applicable performance objectives.

6.	LIMITATION ON RIGHTS CONFERRED UNDER U.S. SUB-PLAN

Neither this U.S. Sub-Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employee or service of the Company or a subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Option under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Option or an Option is duly exercised. Except as expressly provided in this U.S. Sub-Plan and an Option Agreement, neither this U.S. Sub-Plan nor any Option Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

7.	AUTHORIZATION OF SUB-PLAN

7.1	Effectiveness. This U.S. Sub-Plan shall become effective upon its adoption by the Board (the “Effective Date”). It shall continue in effect for a term of ten years from such date or from the date of its approval by the Shareholders, whichever is earlier, unless sooner terminated under the terms of the Plan.

7.2	Shareholder Approval. Continuance of the Plan and this U.S. Sub-Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan and this U.S. Sub-Plan are adopted. Any Shares purchased under this U.S. Sub-Plan before shareholder approval is obtained must be rescinded if shareholder approval is not obtained within twelve (12) months before or after the Plan and this U.S. Sub-Plan are adopted. Any material amendment to the U.S. Sub-Plan and the Plan shall be subject to approval by the shareholders of the Company to the extent required to maintain compliance with Code Section 162(m).

7.3	Nonexclusivity of the Plan. Neither the adoption of this U.S. Sub-Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan or this U.S. Sub-Plan, as it may deem desirable, including incentive arrangements and Options which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

8.	GOVERNING LAW

This U.S. Sub-Plan shall in all respects be governed by and be construed in accordance with the laws of the State of Delaware, without giving effect to the principals of conflicts of laws, and applicable provisions of federal law. The state and federal courts located within the State of Delaware shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this U.S. Sub-Plan and accordingly any proceedings, suit or action arising out of the U.S. Sub-Plan shall be brought in such courts.